Exhibit 10.154


                                                                   TRANSFERABLE
                                                                      OPTION
                                                                      Terms
                                                                     Rev. II

                                  TIFFANY & CO.
                             a Delaware Corporation
                                 (the "Company")
                           TERMS OF STOCK OPTION AWARD
                       (Transferable Non-Qualified Option)
                                    under the
                                  TIFFANY & CO.
                     2008 DIRECTORS EQUITY COMPENSATION PLAN
                                  (the "Plan")
                           Terms Adopted May 21, 2009


1. Introduction and Terms of Option. Participant has been granted a Non-Qualified Stock Option Award (the "Option") to purchase shares of the Company's Common Stock ("Shares") under the Plan by the Nominating /Corporate Governance Committee of the Company's Board of Directors (the "Committee"). The "Participant", the "Grant Date", the number of "Covered Shares" and the "Exercise Price" per Share are stated in the attached "Notice of Grant". The other terms and conditions of the Option are stated in this document and in the Plan. Certain initially capitalized words and phrases used in this document are defined in paragraph 10 below and elsewhere in this document.

2. Award and Exercise Price. Subject to the terms and conditions stated in this document, the Option gives Participant the right to purchase the Covered Shares from the Company at the Exercise Price.

3. Earliest Date for Exercise. The Option is exercisable on the first business day following the Grant Date.

4. Expiration. The Option shall not be exercisable in part or in whole on or after the Expiration Date. The "Expiration Date" shall be the ten-year anniversary of the Grant Date.

5. Methods of Option Exercise. The Option may be exercised in whole or in part as to any Covered Shares (but not as to a fractional share) by filing a written notice of exercise with the Secretary of the Company at its corporate headquarters prior to the Expiration Date. Such notice shall specify the number of Covered Shares which the Participant elects to purchase and shall be accompanied by either of the following:

          a. a bank-certified check payable to the Company (or other type of check or draft payable to the Company and acceptable to the Secretary) in the amount of the Exercise Price for the Shares being exercised; or

          b. a copy of directions to, or a written acknowledgment from, an Approved Broker that the Approved Broker has been directed to sell, for the account of the owner of the Option, Shares (or a sufficient portion of the Shares) acquired upon exercise of the Option, together with an undertaking by the Approved Broker to remit to the Company a sufficient portion of the sale proceeds to pay the Exercise Price for the Shares exercised.



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Rev. II                                                                  Page 1

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In the case of exercise via method (a), the exercise shall be deemed complete on the Company's receipt of such notice and said check or draft. In the case of exercise via method (b), the exercise shall be deemed complete on the trade date of the sale. The Committee may approve other methods of exercise, as provided for in the Plan, before the Option is exercised.

6. Withholding. Distributions on the exercise of the Option by Non-Employee Directors are not subject to withholding of applicable taxes. The Participant shall be responsible for payment of all applicable taxes. In the event that such distributions become subject to withholding of applicable taxes, Participant will be required to make such payment to Company at the time of exercise, in addition to the payment set forth in Section 5 above.

7. Transferability. The Option is not transferable otherwise than by will or the laws of descent and distribution or pursuant to a "domestic relations order", as defined in the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder, and shall not be otherwise transferred, assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, nor shall it be subject to execution, attachment or similar process. Notwithstanding the foregoing, the Option may be transferred by the Participant to (i) the spouse, children or grandchildren of the Participant (each an "Immediate Family Member"), (ii) a trust or trusts for the exclusive benefit of any or all Immediate Family Members, (iii) a partnership in which any or all Immediate Family Members are the only partners, or (iv) to a retirement plan for the sole benefit of the Participant and/or his Immediate Family Members provided that (x) there may be no consideration paid or otherwise given for any such transfer, and (y) subsequent transfer of the Option is prohibited otherwise than by will, the laws of descent and distribution or pursuant to a domestic relations order. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Upon any attempt to transfer the Option otherwise than as permitted herein or to assign, pledge, hypothecate or otherwise dispose of the Option otherwise than as permitted herein, or upon the levy of any execution, attachment or similar process upon the Option, the Option shall immediately terminate and become null and void.

8. Definitions. For the purposes of the Option, the words and phrases listed below shall be defined as follows:

          a. Approved Broker. Means one or more securities brokerage firms designated by the Secretary of the Company from time to time.

          b.   Code. The Internal Revenue Code of 1986, as amended.

          c. Non-Employee Director. A Non-Employee Director means a member of the Board who is not at the time also an employee of the Company or a Related Company.

          d. Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan shall have the same meaning in this document.

9. Heirs and Successors. The terms of the Option shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. Participant may designate a beneficiary of his/her rights under the Option by filing written notice with the Secretary of the Company. In the event of the Participant's death prior to the full exercise of the Option, the Option may be exercised by such Beneficiary to the extent that it was exercisable on the Participant's Termination Date and up until its Expiration Date. If the Participant fails to designate a Beneficiary, or if the designated Beneficiary dies before the Participant or before full exercise of the Option, the Option may be exercised by Participant's estate to the extent that it was exercisable on the Participant's Termination Date and up until its Expiration Date.



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10.  Administration.  The  authority  to manage and  control the  operation  and administration of the Option shall be vested in the Committee, and the Committee shall have all powers with respect to the Option as it has with respect to the Plan. Any interpretation of the Option by the Committee and any decision made by it with respect to the Option are final and binding.

11. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of the Option shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.











Tiffany & Co. 2008 Directors Equity Plan: 5/21/09
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